Exhibit 99.1

TECUMSEH PRODUCTS COMPANY ENTERS INTO DEFINITIVE AGREEMENT TO BE ACQUIRED BY AN AFFILIATE OF
 MUELLER INDUSTRIES & ATLAS HOLDINGS

Tecumseh Products Company Stockholders to Receive $5.00 per Share in Cash

Tecumseh Products Company Will Remain a Standalone Business

Ann Arbor, MI – August 5, 2015 – Tecumseh Products Company (NASDAQ: TECU) (“Tecumseh” or “the Company”), a leading global manufacturer of compressors and related products, in conjunction with Mueller Industries, Inc. (NYSE: MLI) (“Mueller Industries”) and Atlas Holdings LLC (“Atlas Holdings”), today announced that they have entered into a definitive merger agreement under which an affiliate of Mueller Industries and Atlas Holdings will acquire Tecumseh in a transaction valued at approximately $123 million, including the assumption of net debt. The offer price of $5.00 per share in cash reflects a 155% premium based on Tecumseh’s closing price of $1.96 per share on August 4, 2015.

The proposed transaction would bring together Tecumseh, an iconic brand with a global footprint and market-leading positions, with new owners, Mueller Industries and Atlas Holdings, who will contribute market and operational expertise, as well as capital.

“We look forward to working with Mueller Industries and Atlas Holdings to help us achieve continued growth as we provide our customers with innovative, best-in-class products and outstanding service and support” stated Harold Karp, President and Chief Executive Officer of Tecumseh.

Transaction Overview
Under the terms of the merger agreement, an affiliate of Mueller Industries and Atlas Holdings will commence a tender offer for all the outstanding common stock shares of Tecumseh for $5.00 per share in cash, a 155% premium based on Tecumseh’s closing price of $1.96 per share on August 4, 2015. Tecumseh’s Board of Directors has unanimously approved the merger agreement.

Post Transaction Positioning
Tecumseh will remain a standalone business with its headquarters unchanged at the close of the proposed transaction. In addition, Tecumseh will continue to operate its global technology centers and manufacturing facilities in North America, South America, Europe and Asia. Tecumseh will become a privately held company and will be delisted from the NASDAQ Stock Market, strengthening the Company’s ability to focus on growing the business, launching new products and enhancing customer service levels.  Tecumseh’s senior management is expected to remain in place post transaction close.

Citi is serving as the Company’s financial advisor, while Honigman Miller Schwartz and Cohn LLP is serving as its legal advisor.  Willkie Farr & Gallagher LLP is serving as legal advisor to Mueller Industries and Atlas Holdings.

Transaction Close Process & Timing
The acquisition is subject to customary closing conditions, including a majority of the outstanding shares having been tendered in the tender offer and the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act.

The transaction is expected to be completed in the third quarter of 2015.

Additional details about the merger agreement will be contained in a Current Report on Form 8-K to be filed by Tecumseh Products Company with the U.S. Securities and Exchange Commission (“SEC”).

About Tecumseh Products Company
Tecumseh Products Company is a global manufacturer of hermetically sealed compressors for residential and specialty air conditioning, household refrigerators and freezers, and commercial refrigeration applications, including air conditioning and refrigeration compressors, as well as condensing units, heat pumps and complete refrigeration systems. Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company's website at www.tecumseh.com.

About Mueller Industries, Inc.
Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings; brass and copper alloy rod, bar and shapes; aluminum and brass forgings; aluminum and copper impact extrusions; plastic pipe fittings and valves; refrigeration valves, vessels and fittings; and fabricated tubular products.  Mueller Industries' operations are located throughout the United States and in Canada, Mexico, Great Britain, and China.  Mueller Industries' business is importantly linked to: (i) the construction of new homes; (ii) the improvement and reconditioning of existing homes and structures; and (iii) the commercial construction market which includes office buildings, factories, hotels, hospitals, etc.

About Atlas Holdings LLC
Founded in 2002, Atlas Holdings LLC is headquartered in Greenwich, Connecticut. Atlas Holdings and its affiliates own 16 companies that employ nearly 15,000 associates and operate more than 100 facilities across the globe — generating approximately $4 billion in revenue annually. Atlas Holdings companies are engaged in a variety of industries, including aluminum processing, automotive, building materials, capital equipment, construction, energy, industrial services, packaging, paper, power generation, steel, and supply chain management. Visit www.atlasholdingsllc.com for more information.

Forward Looking Statements
This document contains certain statements which constitute forward-looking statements. These forward-looking statements include statements regarding the satisfaction of conditions to the completion of the proposed transaction and the expected completion of the proposed transaction, as well as other statements that are not historical fact. These forward-looking statements are based on currently available information, as well as Tecumseh Products Company’s views and assumptions regarding future events as of the time such statements are being made. Such forward looking statements are subject to inherent risks and uncertainties. Accordingly, actual results may differ materially from those expressed or implied in such forward-looking statements. Such risks and uncertainties include, but are not limited to, the potential failure to satisfy conditions to the completion of the proposed transaction due to the failure to receive a sufficient number of tendered shares in the tender offer, as well as those described in cautionary statements contained elsewhere herein and in Tecumseh Products Company’s periodic reports filed with the SEC including the statements set forth under “Risk Factors” set forth in Tecumseh Products Company’s most recent annual report on Form 10-K, the Tender Offer Statement on Schedule TO

(including the offer to purchase, the letter of transmittal and other documents relating to the tender offer) to be filed by an affiliate of Mueller Industries and Atlas Holdings, and the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by Tecumseh Products Company. As a result of these and other risks, the proposed transaction may not be completed on the timeframe expected or at all. These forward-looking statements reflect Tecumseh Products Company’s expectations as of the date of this report. Tecumseh Products Company undertakes no obligation to update the information provided herein, except as required by law.

Important Additional Information and Where to Find It
The tender offer for the outstanding shares of Tecumseh Products Company described herein has not yet commenced. This communication is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of Tecumseh Products Company pursuant to the tender offer by MA Industrial Sub Inc. (“Merger Sub”), a wholly-owned subsidiary of MA Industrial JV LLC (“Parent”), an affiliate of Mueller Industries and Atlas Holdings, or otherwise.  Any offers to purchase or solicitations of offers to sell will be made only pursuant to the Tender Offer Statement on Schedule TO (including the offer to purchase, the letter of transmittal and other documents relating to the tender offer) which will be filed with the SEC by Parent and Acquisition Sub. In addition, Tecumseh Products Company will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Tecumseh Products Company’s stockholders are advised to read these documents, any amendments to these documents and any other documents relating to the tender offer that are filed with the SEC carefully and in their entirety prior to making any decision with respect to Merger Sub’s tender offer because they contain important information, including the terms and conditions of the offer. Tecumseh Products Company’s stockholders may obtain copies of these documents (when they become available) for free at the SEC’s website at www.sec.gov.

Company Contacts

For Tecumseh Products Company:

Janice Stipp
Tecumseh Products Company
734.585.9507
Janice.Stipp@tecumseh.com

For Mueller Industries:

Jeffrey A. Martin
Mueller Industries, Inc.
901.753.3226
JMartin@MuellerIndustries.com

For Atlas Holdings:

Brian H. Schaffer
Prosek Partners
212.279.3115
bschaffer@prosek.com
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